Exhibit 99.1

Americold Realty Trust Names Three New Members to Board of Trustees

ATLANTA, GA — (May 22, 2019) — Americold Realty Trust (NYSE:COLD), the world’s largest owner and operator of temperature-controlled warehouses, today announced three new additions to its Board of Trustees, Kelly H. Barrett, Antonio F. Fernandez and David J. Neithercut. Ms. Barrett has been appointed to the Audit and Compensation committees, Mr. Fernandez has been appointed to the Governance and Investment committees and Mr. Neithercut has been appointed to the Compensation and Investment committees. With these additions, Americold’s Board of Trustees will total nine members, eight of which are independent.

“We are very pleased to announce the addition of three experienced individuals to our already strong Board of Trustees, as we sought to add complimentary skillsets while adding diversity and fresh perspective. Ms. Barrett brings with her extensive operating and corporate finance experience, Mr. Fernandez has a deep background in supply chain and logistics, and Mr. Neithercut has extensive corporate governance and REIT industry expertise. We believe our executive team and Board will benefit greatly from their leadership and guidance as we continue to drive long term shareholder value as the world’s largest and only publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses,” stated Mark R. Patterson, Chairman of the Board of Trustees of Americold Realty Trust.

Ms. Barrett was most recently employed by The Home Depot (NYSE:HD) from January 2003 until December 2018, serving in a variety of senior management positions including Vice President – Corporate Controller, Vice President of Internal Audit and Corporate Compliance and, finally, Senior Vice President – Home Services. Previously, Ms. Barrett was employed by Cousins Properties Incorporated for eleven years in various senior financial roles, including that of Senior Vice President – Chief Financial Officer. She has served as a director of Piedmont Office Realty Trust, Inc. (NYSE:PDM) since 2016 and was elected to the Board of Directors of Aarons, Inc. (NYSE:AAN) in May 2019. Ms. Barrett served on the Board of State Bank Financial Corporation (NASDAQ:STBZ) from 2011 to 2016. She is a licensed CPA in Georgia and currently serves on the Boards of the Georgia Tech Foundation and YMCA Metro Atlanta, where she is currently Chair of the Board. Ms. Barrett is a graduate of The Georgia Institute of Technology with a Bachelor of Science in Industrial Management.

Mr. Fernandez currently serves as the President of AFF Advisor, LLC, a private advisory firm. He previously served as Executive Vice President and Chief Supply Chain Officer of Pinnacle Foods, Inc. (NYSE:PF) from 2011 to 2016, where he was responsible for end-to-end supply chain management while also overseeing Pinnacle’s food quality and safety programs. Mr. Fernandez was Senior Vice President Global Supply Chain Strategy at Kraft Foods, Inc., from Kraft’s acquisition of Cadbury, plc in 2010 until he joined Pinnacle in 2011. Mr. Fernandez was at Cadbury from 1998 until 2010, serving in a series of senior management positions, including Chief Supply Chain Officer. His early career featured manufacturing, procurement, engineering and consulting positions with Proctor & Gamble Co. (NYSE:PG) and PepsiCo, Inc. (NASDAQ:PEP). Mr. Fernandez currently serves on the Boards of Directors of Liberty Property Trust (NYSE:LPT) and Collier Creek Holdings (NYSE:CCH-UN) and on the Board of Trustees of Lafayette College. He received his bachelor’s degree from Lafayette College.

Mr. Neithercut most recently served as Chief Executive Officer of Equity Residential (NYSE:EQR) from January 2006 until his retirement in December 2018, and continues to serve as a Trustee. He held the role of President of Equity Residential from May 2005 to September 2018, Executive Vice President – Corporate Strategy from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as

Senior Vice President of Finance for Equity Group Investments. Mr. Neithercut previously served on the Board of Directors of General Growth Properties (NYSE:GGP), now Brookfield Properties, from 2010 to 2017. He serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the MBA Real Estate Program Advisory Board at Columbia University. Mr. Neithercut is a former member of the Advisory Board of Governors of NAREIT and served as Chairman in 2015. Mr. Neithercut received NAREIT’s 2018 Industry Leadership Award, and was recognized by Columbia Business School as the 2018 Distinguished Real Estate Partner. Mr. Neithercut received his bachelor’s degree from St. Lawrence University and an M.B.A. from the Columbia University Graduate School of Business

About Americold Realty Trust

Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 179 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Americold Realty Trust

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Sean Tetpon

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